Exhibit 10.3
COMMON STOCK PURCHASE AGREEMENT
     This Agreement dated as of ______, 200___, is entered into by and between BroadSoft, Inc., a Delaware Corporation (the “Company”), and _________, an employee of the Company (the “Purchaser”).
     Whereas, the Company wishes to issue and sell to Purchaser shares of authorized Common Stock, $.01 par value, of the Company (the “Purchase Shares”), as a condition of Purchaser’s employment with the Company; and
     Whereas, the Purchaser wishes to purchase the Purchase Shares on the terms and subject to the conditions set forth in this Agreement;
     Now, Therefore, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:
ARTICLE 1
The Purchase Shares
     Section 1.1 Issuance; Sale and Delivery of the Purchase Shares. Subject to the terms and conditions of this Agreement, the Company hereby sells and issues to the Purchaser, and the Purchaser hereby purchases, _________ (______) Purchase Shares for the purchase price of $______ per share, for an aggregate purchase price of $______ (the “Aggregate Purchase Price”). At Closing, the Purchase Shares will be placed in escrow in accordance with the Company’s Stock Restriction Agreement (the “Stock Restriction Agreement”), a form of which is attached hereto as Exhibit A.
     Section 1.2 Closing. The closing shall take place at the offices of Cooley Godward Kronish LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5601 on ______, 200___, or at such other location, date and time as may be agreed upon between the Purchaser and the Company (the “Closing”). At the Closing, the Company shall issue and deliver to Cooley Godward Kronish LLP, the Escrow Agent, on behalf of the Purchaser a stock certificate in definitive form, registered in the name of the Purchaser representing the Purchase Shares purchased by him at Closing. As payment in full for the Purchase Shares purchased under this Agreement, and against delivery of the certificate therefor as aforesaid, as of the date of the Closing, the Purchaser shall deliver to the Company by check, cash or wire transfer an amount equal to the Aggregate Purchase Price.
     Section 1.3 Stock Restriction Agreement. The Purchaser hereby agrees to become party to the Stock Restriction Agreement.

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ARTICLE 2
Representations And Warranties Of The Company
     Section 2.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into this Agreement and to carry out the transactions contemplated by this Agreement.
     Section 2.2 Authorization of Agreements, etc. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action and the Purchase Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of any option, pledge, call, contract or encumbrance whatsoever.
ARTICLE 3
Representations And Warranties Of The Purchaser
     The Purchaser represents and warrants to the Company that: (i) the Purchaser has full power and authority to execute and deliver this Agreement, to perform the obligations of this Agreement and to acquire the Purchase Shares and, (ii) this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
ARTICLE 4
Dividend Policy
     The Company intends to retain earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.
ARTICLE 5
Miscellaneous
     Section 5.1 Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective permitted successors, assigns, heirs, executors and administrators of the parties hereto.
     Section 5.2 Survival of Representations and Warranties. All agreements, representations and warranties of the Company contained herein shall survive the execution and delivery of this Agreement and the closing of the transaction contemplated hereby.

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     Section 5.3 Expenses. The Company shall pay all reasonable expenses incurred by the Purchaser in connection with the transaction contemplated hereby, whether or not such transaction shall be consummated.
     Section 5.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:
     If to the Company, at [Insert Address], Attention: _________, or at such other address, or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to Mark Spoto, Esq., Cooley Godward Kronish LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5601;
     If to the Purchaser, to [Insert Name], at [Insert Address], or at such other address or addresses as may have been furnished to the Company in writing by the Purchaser.
     Notices provided in accordance with this Section 5.4 shall be deemed delivered upon personal delivery or 48 hours after deposit in the mail.
     Section 5.5 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.
     Section 5.6 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
     Section 5.7 Amendments and Waivers. This Agreement may not be amended or modified, and no provision’ hereof may be waived without the written consent of the Company and the Purchaser. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
     Section 5.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 5.9 Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.
     Section 5.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.
     Section 5.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
(SIGNATURES ON FOLLOWING PAGE)

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     In Witness Whereof, the undersigned have hereunto set their hands to this Common Stock Purchase Agreement as of the date first set forth above.

Company: BroadSoft, Inc.
By:	,
___________, President

Purchaser:
By:
Name:

Address:

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EXHIBIT A
STOCK RESTRICTION AGREEMENT
     This Stock Restriction Agreement (the “Agreement”) is made as of the ___ day of _________ (the “Effective Date”), by and between BroadSoft, Inc., a Delaware corporation (the “Company”), and _______________ an employee of the Company (the “Holder”).
     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Restricted Shares.
          (a) Purchase of Restricted Shares. On _________, _________, the Company sold to Holder and Holder purchased ______ shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (such ______ shares and any additional shares issued in respect of the same being referred to as the “Restricted Shares”), pursuant to that certain Common Stock Purchase Agreement, dated ______, ______, between the Holder and the Company.
          (b) Vesting. The Holder shall become vested in all of the Restricted Shares as follows: the Holder becomes vested in 25.0% of the total Restricted Shares on ______, ______, (the “Initial Vesting Date”), and becomes vested in an incremental 6.25% of the Restricted Shares on each quarterly anniversary of the Initial Vesting Date (each referred to as a “Vesting Date”), so that the Holder is vested in 100% of the Restricted Shares on ______, ______; provided, however, that the Holder is in the continuous employ or service of the Company or an -affiliated company at all times from the Effective Date to ______, ______, in order for 100% of the Restricted Shares to vest. The number of total Restricted Shares that become vested on the Initial Vesting Date or any Vesting Date thereafter shall be rounded down to the nearest whole share; provide , however, that with respect to the vesting increment that occurs on ______, ______, the number of Restricted Shares that become vested on such Vesting Date shall be rounded up to the nearest whole share.
          (c) Acceleration. Unless the Holder’s employment or consulting relationship has earlier terminated, the vesting schedule set forth above in this Section I (b), shall be accelerated such that:
               (i) all of the then unvested Restricted Shares shall immediately vest upon the occurrence of (x) Holder’s total and permanent disability (within the meaning of Code Section 22(e)(3) and as determined in good faith by the Company), or (y) termination of Holder’s employment or consulting relationship with the Company as a result of Holder’s death, and
               (ii) 25% of the then unvested Restricted Shares shall immediately vest upon the occurrence of a Change in Control.

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          (d) Termination. Upon termination of the Holder’s employment or consulting relationship with the Company as a result of a Change in Control, or if a Holder’s employment with the Company is terminated “Without Cause” or for “Good Reason,” all such Holder’s nonvested Restricted Shares shall vest immediately upon receipt of notice of such termination of employment.
          (e) Definitions. For purposes of this Section, the following definitions shall apply:
               “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition of more than 51% of the outstanding capital stock of the Company by a third party, (iii) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the capital stock of the surviving entity are not persons who held a majority of the capital stock of the Company immediately prior to such transaction; provided, however, that the term “Change in Control” shall not include any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of their immediate family members (including, children, grandchildren, spouses, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.
               “Without Cause” shall mean any reason other than (i) insubordination or willful and continued failure by the Holder to comply with the reasonable material directions of an officer of the Company or the continued willful neglect or refusal by the Holder to perform the Holder’s duties or responsibilities (unless such duties or responsibilities are significantly and adversely changed and the Holder has objected to such changes in writing), after written notice that such actions are occurring has been furnished by the Company to the Holder and the Holder has been afforded a reasonable opportunity of at least forty-five (45) days to cure same; or fraud, embezzlement, theft, or other criminal acts constituting a felony under U.S. laws;
               “Good Reason” shall mean, without such Holder’s express written consent, the Company’s requirement that such Holder be based at a location which is at least seventy-five (75) miles further from such Holder’s current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business.
     2. Restrictions on Transfer.
          (a) Unvested Restricted Shares. In no event may unvested Restricted Shares be transferred.
          (b) Vested Restricted Shares. In no event may vested Restricted Shares be transferred by the Holder to any third party other than the Holder’s transfer of any or all of the Holder’s vested Restricted Shares, either during the Holder’s lifetime or on death by will or the

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laws of descent and distribution to one or more members of the Holder’s immediate family, to a trust for the exclusive benefit of the Holder or such immediate family members, to any other entity owned exclusively by the Holder or such immediate family members, or to any combination thereof (each, a “Permitted Transferee”); provide , however, that no transfers made pursuant to any divorce or separation proceedings or settlements shall be exempt from this Section 2. “Immediate family” shall mean spouse, children, grandchildren, parents or siblings of the Holder, including in each case adoptive relations.
          Notwithstanding anything to the contrary contained elsewhere in this Section 2, any proposed transferee or Permitted Transferee of the Holder shall receive and hold such stock subject to the provisions of this Agreement, and, as a condition of such transfer, shall deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. There shall be no subsequent transfer of such stock except in accordance with this Section 2.
          (c) Termination of Restrictions on Transfer. The foregoing restrictions on transfer, except for the provisions of Section 2(a), shall terminate upon the closing of the first public offering of securities of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, that results in aggregate net proceeds to the Company of at least $15,000,000.
     3. Effect of Prohibited Transfer. The Company shall not be required (a) to transfer on its books any of the Restricted Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to, treat as owner of such Restricted Shares or to pay dividends or other distributions to any transferee to whom any such Restricted Shares shall have been so sold or transferred.
     4. Company’s Repurchase Option; Escrow.
          (a) (i) Upon any termination of the Holder’s employment or consulting relationship with the Company for any reason other than under Section 1(d) above, the Company shall have the option to repurchase the Holder’s unvested Restricted Shares at the price paid by the Holder to acquire such shares (i.e., $_________ per share) (the “Option Price”);
     For purposes of this Agreement, the Holder’s employment relationship with the Company shall not be deemed to terminate if the Holder takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of 90 days or less. In the event of a leave in excess of 90 days, the Holder’s employment or service shall be deemed to terminate on the 91st day of the leave unless the Holder’s right to re-employment with the Company remains guaranteed by statute or contract. Notwithstanding the foregoing, however, unless otherwise determined by the Company (or required by law), a leave of absence shall be treated as employment service for purposes of vesting in additional shares of Restrictive Stock during such leave pursuant to Section l(b) of this Agreement if and only if the leave of absence is designated by the Company as (or required by law to be) a leave for which vesting credit is given.

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          (b) The Holder shall, upon execution of this Agreement, deliver to and deposit with _________, as escrow agent (the “Escrow Agent”), pursuant to the escrow instructions attached hereto as Exhibit A (“Escrow Instructions”) the stock certificate(s) evidencing all of the Holder’s Restricted Shares, together with undated assignments therefor duly endorsed for transfer in blank.
          (c) If the Company desires to exercise its option to purchase, it shall do so by communicating in writing its election to purchase to the Holder, which communication shall state the basis for the Company’s right to purchase the unvested Restricted Shares, the number of unvested Restricted Shares the Company is electing to purchase and the aggregate Option Price and shall be delivered in person or mailed to the Holder at his address set forth in accordance with Section 15 below within seventy-five (75) days. A copy of such notice accompanied by a request to release such unvested Restricted Shares from escrow shall be sent to the Escrow Agent. The sale of the unvested Restricted Shares to be sold to the Company pursuant to this Section 4 shall be made at the principal executive office of the Company on the 15th day following the date of the Company’s written election to purchase (or if such 15th day is not a business day, then on the next succeeding business day). Such sale shall be effected by release from escrow and delivery to the Company of (i) a certificate or certificates evidencing the unvested Restricted Shares to be purchased by it, and (ii) stock assignments therefor endorsed by the Holder for transfer to the Company, against payment by the Company to the Holder of the aggregate Option Price for such unvested Restricted Shares to be purchased by the Company.
          (d) Any vested Restricted Shares held in escrow shall be released to the Holder upon written request by the Holder in compliance with the provisions of the Escrow Instructions.
     5. Restrictive Legend. All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
“The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Corporation of a favorable opinion of its counsel and/or submission to the Corporation of such other evidence as may be satisfactory to counsel for the Corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts.
The shares of stock represented by this certificate are subject to forfeiture, restrictions on transfer, and a market stand-off agreement set forth in a certain Stock Restriction Agreement between the corporation and the registered-owner of this certificate (or his predecessor in interest), and no transfer of such Restricted Shares may be made without compliance with that Agreement. A

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copy of that Agreement is available for inspection at the office of the Corporation upon appropriate request and without charge.”
     6. Adjustments for Stock Splits, Stock Dividends, etc.
          (a) If from time to time there is any spin-off, stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Holder is entitled by reason of his or her ownership of the Restricted Shares shall be immediately subject to the restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as the Restricted Shares.
          (b) If the Restricted Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Company or acquisition of its assets, then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares.
     7. Market Stand-Off. Following the effective date of a registration statement of the Company filed under the Securities Act, the Holder, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to a donee who agrees to be similarly bound) any securities of the Company held by the Holder at any time during such period except Common Stock (or other securities) included in such registration, provided, however, that:
          (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and
          (b) all officers and directors of the Company and all persons with registration rights with respect to the Company’s capital stock enter into similar agreements.
     8. Stockholders’ Agreement. Upon the request of the Company and prior to the receipt of any Restricted Shares that have vested, the Holder hereby agrees to execute and become party to the Company’s Stockholders’ Agreement in effect at such time.
     9. Withholding Taxes. The Holder acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Holder any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase’, sale, or vesting of the Restricted Shares by the Holder.
     10. Invalidity or Unenforceability. It is the intention of the Company and the Holder that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court having jurisdiction holds any provision of this Agreement to be invalid or

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unenforceable, in whole or in part, the Company and the Holder agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement.
     11. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 2 of this Agreement. The Company may assign its rights under this Agreement to a third party, provided such assignee agrees to be bound by all of the Company’s obligations under this Agreement.
     13. No Rights To Employment. Nothing contained in this Agreement shall be construed as giving the Holder any right to be retained, in any position, as an employee or consultant of the Company for any period of time or to restrict the Company’s right to terminate the Holder’s employment or consulting relationship at any time with or without cause or notice.
     14. No Rights of Stockholder. The Holder shall not have any of the rights of a stockholder with respect to the shares of Restrictive Stock that have not vested. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of vesting in the shares of Restrictive Stock.
     15. Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 15.
     16. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.
     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
     18. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Holder.
     19. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without application of the principles of conflict of laws thereof.
(SIGNATURES ON FOLLOWING PAGE)

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     In Witness Whereof, the parties hereto have executed this Stock Restriction Agreement as of the day and year first above written.

BroadSoft, Inc.
By:
Michael Tessler
	Title:	Chief Executive Officer

Holder:

Name:
Address:

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